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EXHIBIT 10.8

SUMMARY OF COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

        Eliseo Ruiz III serves as our Executive Vice President, General Counsel and Secretary. Mr. Ruiz receives a base salary of $175,000 per year and is eligible for participation in our management incentive plan. He has received options to purchase 100,000 shares of our Common Stock. Those options become exercisable in increments of 25,000 shares. The first two increments became exercisable in December 2004 and 2005. The remaining increments become exercisable in December 2006 and 2007.

        Mr. Ruiz is eligible for all benefits that we offer to our employees, including: participation in our 401K plan, health coverage, a health reimbursement account, participation in our tax-favored flexible spending accounts and membership in our Care Entrée program.

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  EXHIBIT 10.8
SUMMARY OF COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS